Exhibit 99.1
TRIDENT MICROSYSTEMS, INC. RECEIVES NASDAQ NOTICE
REGARDING DELAYED FILING OF FORM 10-K
Company to Request Hearing
SANTA CLARA, Calif., October 3, 2006 /PRNewswire-FirstCall/ — Trident Microsystems, Inc. (NASDAQ: TRID — News) a leading provider of digital TV technology for the consumer digital video marketplace, announced that on October 2, 2006 it received a NASDAQ Staff Determination stating that the Company is not in compliance with the filing requirements for continued listing as set forth in Marketplace Rule 4310(c)(14). As anticipated, the letter was issued in accordance with NASDAQ procedures because the Company missed a September deadline to timely file its annual report on Form 10-K for the fiscal year ended June 30, 2006. As a result, the Company’s common stock is now subject to a potential delisting process from The NASDAQ Global Market.
The Company will now request a hearing before a NASDAQ Listing Qualifications Panel to review the Staff Determination, which is expected take place in the next 30-45 days. Pending a decision by the Panel, Trident shares will remain listed on the NASDAQ Stock Market. At the hearing, the Company expects to request a reasonable extension of its listing in order to file its Form 10-K and cure its current non compliance. Although NASDAQ has recently granted extensions to other companies in similar circumstances, there can be no assurance that the NASDAQ panel will grant the Company’s request for continued listing.
As previously announced, Trident Microsystems, Inc. has delayed filing its Form 10-K report pending the completion of a review of its stock option practices being conducted by a special committee of its Board of Directors. The Company plans to file its Form 10-K report as soon as practicable following the conclusion of the review.
About Trident Microsystems, Inc.
Trident Microsystems, Inc., with headquarters in Santa Clara, California, designs, develops and markets digital media for the masses in the form of integrated circuits (ICs) for HDTV, LCD TV, PDP TV, DLP TV, and DCRT. Trident’s products are sold to a network of OEMs, original design manufacturers and system integrators worldwide. For further information about Trident and its products, please consult the company’s web site: http://www.tridentmicro.com.
Forward Looking Statements
This press release contains forward-looking statements regarding the Company’s plans to request a hearing with NASDAQ. These forward looking statements are subject to risks and uncertainties, and actual results could differ materially from those projected. These risks and uncertainties include, but are not limited to, the timing and results of the review by the special committee; the timing and outcome of the NASDAQ hearing; the impact of any actions that may be required or taken as a result of such review or the NASDAQ hearing and review process. Information regarding other risks and uncertainties can be found in the Company’s most recently filed annual report on Form 10-K and other filings that have been made with the SEC.
NOTE: Trident is a registered trademark of Trident Microsystems, Inc. All other company and product names are trademarks and/or registered trademarks of their respective owners. Features, pricing, availability and specifications are subject to change without notice.
For Press Releases:
Trident Microsystems, Inc.
John Edmunds
Tel: (408) 764-8808
Email: investor@tridentmicro.com
Web site: http://www.tridentmicro.com